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                                                                    EXHIBIT 99.6










FOR IMMEDIATE RELEASE

                         ARI COMPLETES PRIVATE PLACEMENT
          Proceeds to be Used for International Growth, U.S. Marketing and Web Development MILWAUKEE, WIS., APRIL 28, 2000 -- ARI Network Services, Inc. (NASDAQ/NMS:ARIS), a leading provider of business-to-business (B2B) Internet e-Commerce solutions for equipment manufacturers with shared service and distribution networks, announced the completion of a private placement of $4 million in long-term debt via a convertible subordinated debenture. The debenture was placed with a fund managed by Rose Glen Capital Management, L.P.
         The debenture bears interest at the rate of 7% and is due in three years. The debenture is converted into common stock at a conversion price of $4.00 per share. The placement also gives the investor the right to purchase up to 800,000 unissued ARI common shares at $6.00 per share at any time during the next eighteen months. In addition, the investor has been issued five-year warrants to purchase 600,000 shares of common stock at a strike price of $6.00. The investment option and the warrants if exercised together would provide an additional $8.4 million in capital for the company.
         "We're very pleased to have secured this investment in ARI," said Brian
E. Dearing, chairman and chief executive officer of ARI. "This cash infusion will be used as working capital as we continue to grow, for investments in international growth and U.S. marketing, and to accelerate development of our new web products. We're especially pleased to have Rose Glen as an investor." Rose Glen has investments in other internet companies, including CMGI (NASDAQ/NMS:CMGI) and Cybercash (NASDAQ/NMS:CYCH).
         ARI Network Services, Inc. is a leading provider of business-to-business


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Ari Completes Private Placement

Internet e-Commerce solutions for equipment manufacturers with shared service and distribution networks. ARI currently serves over 20,000 dealers and more than 100 major manufacturers in 12 segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, marine and construction. The Company's communications systems link the back end systems of manufacturers to the business systems of their independent dealers, distributors and service points, thereby providing a global pathway for product orders, warranty registrations and other transactions. ARI also provides software to publish and view electronic parts catalogs on the World Wide Web and CD-ROM. ARI currently operates three offices in the United States and has sales and service agents in Australia, England, France and Italy providing marketing and support of its dealer communications and electronic catalog products. Additional information on ARI is available at the Company's website www.arinet.com(TM).

CONTACT:
Nancy Krajcir                               Bob Whitaker
ARI Network Services, Inc.                  Vollrath Associates, Inc.
Tel:     (414) 283-4380                     Tel:     (262) 240-2400
Fax:     (414) 283-4357                     Fax:     (262) 240-2410
E-mail: krajcir@arinet.com                  E-mail: rwhitaker@vollrathpr.com

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